(Letterhead of Branden T. Burningham, Esq.)


March 24, 2006


U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Oak Ridge Micro-Energy, Inc., a Colorado corporation (the "Registrant"), to be filed on or about March 24, 2006, covering the registration and issuance of 5,300,000 shares of common stock to three individual recipients

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:    Oak Ridge Micro-Energy, Inc.